Exhibit 3.23

ARTICLES OF INCORPORATION

OF

BRP JAPAN LTD.

February 2, 2000	Prepared.

February 3, 2000	Notarized before a notary public.

February 8, 2000	Incorporated.

November 1, 2000	Articles 25 and 30 amended.

December 20, 2000	Articles 25 and 30 amended.

November 27, 2003	Article 5 amended.

May 5, 2004	Articles 1, 6, 11 (Clause 2), 19 (Clause 1), 20 (Clause 3), 21 (Clause 2) amended.

(TRANSLATION)

ARTICLES OF INCORPORATION

CHAPTER I GENERAL PROVISIONS

Article 1.	(Name)

The name of this Company shall be BRP_________ [BRP Japan Kabushiki Kaisha] and, in English, “ BRP Japan Ltd.”

Article 2.	(Objects)

The business objectives of the Company shall be as follows:

(1)	Importation, manufacture, sale and repair of various kinds of automobiles and motorbikes (e.g. snowmobiles, snowgrooming equipment, etc.) and watercraft; and

(2)	To engage in any business incidental or relating to any of the foregoing matters.

Article 3.	(Location of Head Office)

The head office of the Company shall be located in Kawasaki-shi, Kanagawa.

Article 4.	(Method of Public Notices)

Public notices of the Company shall be issued in the Japanese Official Gazette.

CHAPTER II SHARES

Article 5.	(Total Number of Shares Authorized to Be Issued)

The Company is authorized to issue fourteen thousand four hundred (14,400) shares of stock.

Article 6.	(deleted)

Article 7.	(Denominations of Share Certificates)

The denominations of share certificates to be issued by the Company shall be one (1) share, five (5) shares, ten (10) shares, fifty (50) shares, one hundred (100) shares, two hundred (200) shares and such other numbers of shares as are prescribed by the Board of Directors.

Article 8.	(Restriction on Assignment of Shares)

Shares of the Company may not be transferred without prior approval of the Board of Directors.

Article 9.	(Registration of Share Transfer)

1. In order to register a share transfer, the applicant must submit an application form prescribed by the Company to which is affixed the applicant’s name and seal, together with the share certificate(s).

2. In the event that the shares have been acquired other than by transfer, upon demand by the Company, the applicant must submit to the Company documents which evidence the applicant’s acquisition, together with the share certificate(s).

Article 10.	(Registration of Pledge or Notation Indicating Trust Property)

In the event of a request for registration of a pledge or a notation indicating trust property with regard to shares of the Company, the applicant must submit an application form prescribed by the Company to which is affixed the name(s) and seal(s) of the party(ies) involved, together with the certificate of shares. The same formalities are required in the event of a request to revoke such registration or notation.

Article 11.	(Re-issuance of Share Certificates)

1. In the event of a request for re-issuance of a share certificate due to stock spilt, merger, damage, or other similar reasons, the applicant must submit an application form prescribed by the Company to which is affixed the applicant’s name and seal, together with the share certificate.

2. In the event of a request for re-issuance of a share certificate due to loss of such certificate, the applicant must submit an application form prescribed by the Company to which is affixed the applicant’s name and seal.

Article 12.	(Fees)

In the event of a request made under any of the foregoing three (3) Articles, the applicant must pay a fee, as determined by the Company.

Article 13.	(Closing of the Shareholder Register and Record Date)

1. The Company shall close the shareholder register from the day immediately following the last day of the fiscal year until the end of the annual shareholders’ meeting.

2. In addition to the provisions of the preceding paragraph, by resolution of the Board of Directors, the Company may, if necessary to decide who is entitled to exercise the rights of a shareholder or a pledgee, suspend any changes to the shareholder registry for a set period of time or designate a record date. In such a case, notice of such period or record date shall be published at least two (2) weeks prior thereto.

Article 14.	(Notification of Shareholder’s Address, etc.)

Each shareholder or registered pledgee, or his or her legal representative or authorized representative, must notify the Company of his or her name, address, and seal in a form prescribed by the Company. In the case of a change in any of these matters, the same requirement shall apply.

CHAPTER III GENERAL MEETING OF SHAREHOLDERS

Article 15.	(Convening of General Meeting)

1. The annual shareholders’ meeting shall be held within three (3) months from the day immediately following the last day of each fiscal year. Special shareholders’ meetings may be held from time to time as necessary.

2. Shareholders’ meetings may be held at any place other than the principal place of business of the Company, as is agreed by all of the registered shareholders as of the closing date of the shareholder registry or the record date, whichever is applicable.

Article 16.	(Chairman)

The representative director shall act as chairman of the shareholders’ meeting. If the representative director is unable to do so, one of the other directors, selected in an order predetermined by the Board of Directors, shall act in his place.

Article 17.	(Resolutions)

Unless otherwise provided by law or by these Articles of Incorporation, a shareholders’ resolution shall be adopted by a majority of the shares voted by the shareholders present at the shareholders’ meeting.

CHAPTER IV DIRECTORS, BOARD OF DIRECTORS,

REPRESENTATIVE DIRECTORS AND STATUTORY AUDITORS

Article 18.	(Number of Directors and Statutory Auditors)

The Company shall have no less than three (3) directors and no less than one (1) statutory auditor.

Article 19.	(Election of Directors and Statutory Auditors)

1. The directors and statutory auditor(s) of the Company shall be elected by a majority of the voting rights exercised by the shareholders present at a shareholders’ meeting that is attended by shareholders holding one-third or more of the total number of voting rights.

2. Directors shall not be elected by cumulative voting.

Article 20.	(Terms of Offices of Directors and Statutory Auditors)

1. The term of office of directors shall expire at the close of the annual shareholders’ meeting following the last fiscal year that ends within two (2) years after their appointment.

2. The term of office of a director elected either as a substitute for a director who resigned before the completion of his term or as an additional director shall be the same as his predecessor’s or the other incumbent directors’ remaining term.

3. The term of office of the statutory auditors shall expire at the close of the annual shareholders’ meeting following the last fiscal year that ends within four (4) years after their appointment.

4. The term of office of a statutory auditor elected as a substitute for one who resigned before the completion of his term shall be the same as his predecessor’s remaining term.

Article 21.	(Convening Meeting of the Board of Directors)

1. Meetings of the Board of Directors shall be convened by a representative director, and he shall chair the meeting. If no representative director is able to do so, one of the other directors, selected in an order predetermined by the Board of Directors, shall act in his place.

2. Notice of a meeting of the Board of Directors shall be dispatched to each director and each statutory auditor at least three (3) days before the date of such meeting; however the notice period may be shortened in case of emergency.

Article 22.	(Representative Directors)

By a resolution of the Board of Directors, there shall be appointed one or more directors who have the authority to represent the Company.

Article 23.	(Directors with Special Titles)

By a resolution of the Board of Directors, from among the directors there may be appointed, as necessary, a President (Shacho), a Chairman (Kaicho) and one or more of Executive Vice Presidents (Fukushacho), Senior Managing Directors (Senmu-Torishimariyaku), Managing Directors (Jomu-Torishimariyaku) and other directors with special titles.

Article 24.	(Remuneration and Retirement Benefits)

The amount of remuneration and retirement benefits to be received by the directors and statutory auditor(s) shall be fixed by shareholders’ resolutions at a general shareholders’ meeting.

CHAPTER V ACCOUNTS

Article 25.	(Fiscal Year)

The fiscal year of the Company shall be the one (1) year period from January 21st to January 20th.

Article 26.	(Distribution of Profits)

1. Dividends shall be distributed to the shareholders or registered pledgees appearing in the shareholder registry at the end of each fiscal year.

2. If the dividends are not accepted within three (3) full years after the Company offers payment of such dividends, the Company shall be released from the obligation to pay them.

Article 27.	(Books of Account and Accounting Records)

1. The Company shall keep accounting records in accordance with applicable laws and standards and with accounting rules based on the accounting standards generally accepted within Japan as fair and proper.

2. The Company shall, in addition to the accounting records referred to in the preceding paragraph, keep such other books and records and provide such other information as shall from time to time be necessary for the accounting and tax purposes of its shareholders residing outside of Japan.

3. At the end of each fiscal year, the directors shall prepare a balance sheet, income statement, business report, and proposal for disposition of profits or handling of losses, and shall submit these statement for approval to the Board of Directors. In addition, the directors shall submit all the above-mentioned documents, except the business report, for approval as an agenda item at the annual shareholders’ meeting, and shall report the contents of the business report at the annual shareholders’ meeting.

4. As necessary from time to time, the directors may prepare interim financial statements or request that such statements be prepared .

CHAPTER VI MISCELLANEOUS PROVISIONS

Article 28.	(Notices and Reports to Non-Residents)

All notices, reports, and communications to shareholders, directors, and statutory auditor(s) residing outside Japan, other than those to be given by public notice, as well as all minutes of both shareholders’ meetings and Board of Directors’ meetings, shall be accompanied by English translations.

CHAPTER VII SUPPLEMENTAL PROVISIONS

Article 29.	(Shares to be Issued at the Time of Incorporation)

The total number of shares to be issued at the time of incorporation of the Company shall be nine hundred (900) par value shares, and the issue price shall be fifty thousand yen (¥50,000) per share.

Article 30.	(The Initial Fiscal Year)

The initial fiscal year of the Company shall be from the date of incorporation to January 20, 2001.

Article 31.	(Term of Office of the Initial Directors and Statutory Auditors)

The term of office of the initial directors and statutory auditor(s) shall expire at the close of the annual shareholders’ meeting following the fiscal year that ends within one (1) year after their appointment.

Article 32.	(Name and Address of the Promoter and the Number of Shares Subscribed to by the Promoter)

The name and address of the promoter, as well as the number of shares subscribed to by the promoter are as follows:

1 par value share	Nobuyuki Kawai

1-20-8, Nakano, Nakano-ku, Tokyo